Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 10/19/09 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Third Quarter 2009 Results;

Orders and Revenue Increase, Earnings Double

WISCONSIN RAPIDS, WI — October 19, 2009 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced financial results for the quarter ended September 30, 2009. Revenues for the third quarter of 2009 were $31.8 million, an increase of 12.6% from third quarter 2008 revenues of $28.2 million. Net income was $5.2 million, or $.18 per share, compared to net income of $2.6 million, or $.09 per share, for the third quarter last year.

Revenues for the nine-month period ended September 30, 2009 were $89.1 million, up 4.0% from 2008 revenues of $85.6 million. Net income was $13.2 million for the nine-month period ended September 30, 2009, up 55.4% from the prior year’s net income of $8.5 million. Earnings per share for the nine months of 2009 were $.45, compared to $.29, in the first nine months of 2008.

“I am pleased to report these excellent third quarter results,” commented Terrance D. Paul, Chief Executive Officer.  “Third quarter revenue is the highest quarterly revenue since 2003, earnings doubled from last year’s third quarter, and operating cash flow of $16.7 million was a new quarterly high. Orders were up 34% for the quarter.

“As good as this quarter was, future periods will likely be more challenging due to seasonal variations and to recession-related pressure on school funding, especially as stimulus dollars are used up,” continued Paul. “On the other hand, our customers understand the value of our products to accelerate learning, and with our growing customer base, exceptional product lineup, strong balance sheet and solid cash flow, we believe we are positioned to achieve solid growth in the longer term.”

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Renaissance Learning added approximately 800 new customer schools during the quarter, bringing total schools worldwide that are actively using the Company’s products to over 74,000. Of these, more than 30,000 are actively using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 19, 2009 at 8:00 p.m. through October 26, 2009 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 332624.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 74,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth prospects and management’s expectations regarding orders and financial results for 2009 and future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and laptop orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s strategic growth plan, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Net sales:
Products	$ 21,941	$ 19,439	$ 63,811	$ 63,532
Services	9,813	8,761	25,278	22,100
Total net sales	31,754	28,200	89,089	85,632

Cost of sales:
Products	3,693	3,176	10,603	11,175
Services	3,419	3,664	8,771	9,993
Total cost of sales	7,112	6,840	19,374	21,168

Gross profit	24,642	21,360	69,715	64,464

Operating expenses:
Product development	4,110	4,521	12,488	12,822
Selling and marketing	9,558	8,953	26,882	27,230
General and administrative	3,397	4,226	10,030	11,783

Total operating expenses	17,065	17,700	49,400	51,835

Operating income	7,577	3,660	20,315	12,629

Other income (expense) , net	218	275	401	616

Income before income taxes	7,795	3,935	20,716	13,245

Income taxes	2,590	1,365	7,474	4,722
Net income	$ 5,205	$ 2,570	$ 13,242	$ 8,523

Income per share:
Basic and Diluted	$ 0.18	$ 0.09	$ 0.45	$ 0.29

Weighted average shares outstanding:
Basic	29,224,309	29,118,309	29,208,957	29,082,067
Diluted	29,224,376	29,120,940	29,208,985	29,085,529

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$28,481	$9,509
Investment securities	3,120	4,894
Accounts receivable, net	19,839	8,083
Inventories	4,680	5,504
Prepaid expenses	1,778	1,999
Income taxes receivable	5,118	3,301
Deferred tax asset	4,184	4,183
Other current assets	213	144
Total current assets	67,413	37,617

Investment securities	2,165	3,383
Property, plant and equipment, net	6,857	8,621
Goodwill	2,809	2,750
Other non-current assets	4,737	4,555

Total assets	$83,981	$56,926

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	2,536	$1,712
Deferred revenue	56,887	43,975
Payroll and employee benefits	5,964	3,981
Other current liabilities	3,246	3,284
Total current liabilities	68,633	52,952

Deferred revenue	5,565	2,950
Deferred compensation and other employee benefits	1,711	1,342
Income taxes payable	4,868	4,868
Other non-current liabilities	213	133
Total liabilities	80,990	62,245

Total shareholders' equity	2,991	(5,319)

Total liabilities and shareholders' equity	$83,981	$56,926